KRISPY KREME ANNOUNCES ADDITIONAL GOVERNMENTAL INVESTIGATION

Winston-Salem, NC (Feb. 24, 2005) - Krispy Kreme Doughnuts, Inc. (NYSE: KKD) (the "Company") announced today that the U.S. Attorney's Office for the Southern District of New York has advised the Company that it will seek to conduct interviews of certain current and former officers and employees of the Company. The Company believes that this investigation relates to the matters currently under formal investigation by the Securities and Exchange Commission. The Company intends to cooperate with the U.S. Attorney's Office.

Founded in 1937 in Winston-Salem, North Carolina, Krispy Kreme is a leading branded specialty retailer of premium quality doughnuts, including the Company's signature Hot Original Glazed. Krispy Kreme currently operates more than 400 stores in 45 U.S. states, Australia, Canada, Mexico the Republic of South Korea and the United Kingdom. Krispy Kreme can be found on the World Wide Web at http://www.krispykreme.com.

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Information contained in this press release about the investigations by the U.S.
Attorney's Office and the Securities and Exchange Commission should be considered forward-looking. Forward-looking statements are subject to various risks, uncertainties and assumptions. The Company cannot predict the outcome of such investigations or related matters (the outcome of the pending shareholder class action, the pending shareholder derivative actions, the pending Special Committee investigation, the Company's auditors' ongoing review of its financial statements) or whether any such matters will have a material adverse effect on the Company. Additional information concerning these and other factors that could bear on operating results, including actions taken by lenders to the Company, are discussed in Krispy Kreme's current or other periodic reports and proxy statements filed with the Securities and Exchange Commission.

For a discussion of other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

SOURCE Krispy Kreme Doughnuts, Inc.

Financial Media and Investors, Robbin Moore, Director, Investor Relations, +1-336-726-8857, or Media, Amy Hughes, Communications Director, +1-336-726-8815, both of Krispy Kreme Doughnuts, Inc. http://www.prnewswire.com